Exhibit 10.24
FIRST AMENDMENT TO SERVICE AGREEMENT
     This First Amendment to Service Agreement (this “Amendment”) is made and entered into as of this 9th day of October, 2009 between First Data Merchant Services Corporation (“FDMS”) and iPayment, Inc. (“Customer”) and amends that certain Service Agreement by and between FDMS and Customer dated December 27, 2004, as amended (the “Service Agreement”). Except as supplemented or amended by this Amendment, the provisions of the Service Agreement shall continue in full force and effect, and if there shall be any conflict between the provisions of this Amendment and the Service Agreement, the terms of this Amendment shall control. Each capitalized term used but not defined herein shall have the meaning assigned in the Service Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, FDMS and Customer hereby agree as follows:
1. Except as otherwise specifically set forth herein, the terms of this Amendment will be effective as of August 1, 2009.
2. The following shall be added as a new Section 3.4(e) of the Service Agreement:
“(e) The parties agree that the terms and conditions of this Section 3.4 shall cease on December 31, 2011.”
3. The following shall be added to the end of Section 4.4 of the Service Agreement:
“Customer shall not be required to generate the Minimum Processing Fees after the Processing Year that ends December 31, 2011.”
4. The following shall be added as a new Section 4.9 of the Service Agreement:
“4.9 Amount Payable to Customer. FDMS agrees to pay Customer, on a monthly basis by the 10th day of each month for the previous month, the amount specified in Section VI of Exhibit B for all Merchants. FDMS shall advise Customer in writing, on a monthly basis, of the amount to which Customer is entitled under this Section and will credit Customer’s bank account established pursuant to Section 4.5 (Method of Payment) for that amount. FDMS shall provide the required detail prior to billing/charging the Customer any amounts. Furthermore, FDMS shall have only seventy five (75) days from the end of any processing month to provide the required detail for any such items on Exhibit B to Customer or any such fees shall be waived forever. All payments made pursuant to this Section will be deemed final and not subject to further review or dispute by either party after seventy-five (75) days after the date such amount is paid/billed or should have been paid/billed to Customer. For example, August activity will be paid by September 10 and both parties have until December 15 to dispute the payment amount.”
5. Section 8.1 of the Service Agreement is hereby deleted in its entirety and replaced with the following:
“8.1 Term. This Agreement is effective from January 1, 2005 and shall extend through December 31, 2014 (the “Original Term”). Processing Year 1 of the Term shall commence on January 1, 2005 and continue through December 31, 2005. For purposes of this Agreement, a “Processing Year” means each twelve (12) month period commencing on the first day of January and ending on the last day of the following December. The term described herein shall not apply to Sections 3.4 and 4.4, which shall have their own specific terms”
6. The following shall be added as a new subsection (g) to Section I of Exhibit B to the Service Agreement:
“(g) Customer acknowledges that Merchants reside in a shared BIN and ICA. In addition to Customer’s obligations set forth in subsection (a), Customer shall reimburse FDMS for Card Association rates, fees and expenses associated with the shared BIN and ICA (“Shared BIN/ICA Fees”) as described herein. Shared BIN/ICA Fees imposed on FDMS that contain no merchant level detail are classified in the attached Schedule G titled “Association Compliance Rate Changes Effective July 2009” as either “Direct Pass Thru” or “Allocation”. Customer shall reimburse FDMS for Shared BIN/ICA Fees that are Direct Pass Thru based upon the direct fees incurred by Customer, but only to the extent that FDMS provides clearly detailed information that is ascertainable to the Customer regarding such fees. Customer shall reimburse FDMS for Shared BIN/ICA Fees that are Allocation based upon the Customer’s share of the net settlement transactions flowing through the shared BIN and ICA that incurred the fee, but only to the extent that FDMS provides clearly detailed information that is ascertainable to the Customer regarding such fees. The attached Schedule G titled “Association Compliance Rate Changes Effective July 2009” sets forth the Shared BIN/ICA Fees as of July 2009, which schedule may be updated time to time by FDMS as new rates, fees and expenses are imposed or changed by the Card Associations. Any such changes to Schedule G will be communicated by FDMS to Customer, via a client alert or similar mechanism, as soon as commercially practicable. Notwithstanding, any such fees shall be actual pass-thru fees set by the Associations. Furthermore, FDMS shall provide Customer with ample notice and time regarding such fees so that Customer has the opportunity to pass such fees through to Customer’s Merchants.”
7. The following shall be added as a new Section V of Exhibit B to the Service Agreement:
     *

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

8.	The following shall be added as a new Section VI of Exhibit B to the Service Agreement:
“VI. Amount Payable to Customer.
Each month, FDMS agrees to pay Customer an amount calculated using (i) the methodology modeled in the attached Schedule VI, a close report titled “First Data Merchant Services iPayment, Inc. FDMS Sale II Monthly Statement (August 2009)”; and (ii) the amounts described in subsection (g) to Section I of this Exhibit B, which shall replace the tab entitled Ex Manual Summry Interim in the attached Schedule VI.”
9. The following shall be added as a new Section F of Exhibit A to the Service Agreement:
     *
10. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and taken together they shall be considered one agreement.
     IN WITNESS WHEREOF, the parties have each caused this Amendment to be executed by their duly authorized officers as of date listed above.

First Data Merchant Services Corporation		iPayment, Inc.

By:	/s/ Stephanie Lusher	By:	/s/ Carl Grimstad
Printed Name: Stephanie Lusher		Printed Name: Carl Grimstad
Title:	SVP	Title:	President

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

SCHEDULE 1
Eligible Fees
Eligible Services
*
Non-Eligible Services
*

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

SCHEDULE G
Association Compliance Rate Changes Effective July 2009
[attach]

SCHEDULE VI
First Data Merchant Services iPayment, Inc. FDMS Sale II Monthly Statement (August 2009)
[attach close report]